SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 9, 2001 (October 30, 2001)

GLENBOROUGH REALTY TRUST INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	001-14162	94-3211970

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

400 South El Camino Real, Ste. 1100, San Mateo, California 94402
(Address of principal executive offices)

Registrant’s Telephone number, including area code: (650) 343-9300

Item 2. ACQUISITION OF ASSETS
Item 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES

Item 2. ACQUISITION OF ASSETS

On October 30, 2001, Glenborough Realty Trust Incorporated (the “Company”) acquired a 133,000 square foot multi-tenant office building in Alexandria, Virginia. This office property is part of the King Street Station complex adjacent to the King Street Station Metro and Amtrak stations in Alexandria, Virginia, minutes from the Capital Beltway, U.S. Route 1 and Washington D.C. The complex includes an Embassy Suites Hotel, specialty stores and restaurants, and a 3-story underground parking garage. The acquisition cost of approximately $28 million was funded primarily with the proceeds from property sales and tax-deferred exchanges.

On October 31, 2001, the Company acquired a 112,000 square foot multi-tenant office building and 3 1/2 level parking garage in Newport Beach, California. This office property is located within the Orange County Airport area, with excellent access to the South Joaquin Toll road and abundant amenities including Fashion Island, South Coast Plaza and numerous hotels, restaurants and retail establishments. The acquisition cost of approximately $26.5 million was funded primarily with the proceeds from property sales.

In addition to the recent acquisitions discussed above, during the first and second quarters of 2001, the Company acquired two office properties, one industrial property and its venture partner's interest in two multifamily properties. These five properties comprise approximately 680,000 square feet and 706 units located in California, Maryland, Texas and Colorado. The aggregate acquisition costs of approximately $134 million consisted of proceeds from tax-deferred exchanges and the assumption of approximately $82.2 million in debt.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)&(b)	FINANCIAL STATEMENTS

In accordance with Item 7(a)(4) of Form 8-K, the Company will by amendment to this Form 8-K, file the financial statements required by Item 7 (a) & (b) of Form 8-K no later than 60 days after the date of this filing.

(c)	EXHIBITS

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GLENBOROUGH REALTY TRUST INCORPORATED

	By:	Glenborough Realty Trust Incorporated,

Date: November 9, 2001		/s/ Andrew Batinovich

Andrew Batinovich Director, President and Chief Operating Officer (Principal Operating Officer)

Date: November 9, 2001	/s/ Stephen Saul Stephen Saul Chief Financial Officer (Principal Financial Officer)

Date: November 9, 2001	/s/ Brian Peay Brian Peay Vice President, Finance and Accounting (Principal Accounting Officer)